EXHIBIT 99.2


COMPAQ COMPUTER CORPORATION     P.O. BOX 692000                    NEWS RELEASE
PUBLIC RELATIONS                HOUSTON, TEXAS  77269-2000
                                TEL 281-514-0484
                                FAX 281-514-4583

                                HTTP://WWW.COMPAQ.COM



[LOGO OF COMPAQ COMPUTER CORPORATION APPEARS HERE]


FOR IMMEDIATE RELEASE
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                   COMPAQ ANNOUNCES SUCCESSFUL TENDER OFFER
                         FOR SHOPPING.COM ACQUISITION


     HOUSTON, FEBRUARY 16, 1999 - Compaq Computer Corporation (NYSE:CPQ) today announced that 9,935,449 shares, or approximately 95.91 percent of the outstanding shares of common stock of Shopping.com (OTC: IBUY), were tendered for $18.25 per share in cash in response to Compaq's tender offer which closed on February 12, 1999, based upon a preliminary count by U.S. Stock Transfer Corporation, the depositary. The shares (which include 447,014 shares subject to guarantees of delivery or receipt of additional documentation) will be purchased in accordance with the terms of the offer.

     Committed to  offering  one-stop  shopping  for  products  and  services,
Shopping.com  features   63  Warehouse  Power  Stores  to  Internet  shoppers,
providing a comprehensive selection of over two million name brand products backed by more than 1,000 merchandising partners. Shopping.com offers the Maximizer frequent shopper program, where customers earn reward dollars on all purchases and services.

     The simple "Shopping.com" name is easily recognizable and will aid in the
development   of   the   most  powerful  e-commerce  brand  in  the  industry.
Shopping.com  is  available  at  http://www.shopping.com.

     Compaq will proceed with those steps necessary to complete the merger of Compaq Interests, Inc., a wholly owned subsidiary of Compaq, into Shopping.com. The merger is expected to be completed in early March.

     Pursuant to the Merger, any shares of Shopping.com common stock not tendered and purchased pursuant to the tender offer or otherwise owned by Compaq will be converted into the right to receive $18.25 per share in cash.

     "We are very pleased with the large number of shares tendered and look forward to making Shopping.com the most satisfying, fun and exclusive shopping experience on the Internet," said Rod Schrock, President and Chief Executive Officer of AltaVista Company, a subsidiary of Compaq.

COMPAQ  BACKGROUND

     Compaq Computer Corporation, a Fortune Global 100 company, is the second largest computer company in the world and the largest global supplier of computer systems. Compaq develops and markets hardware, software, solutions, and services, including industry-leading enterprise computing solutions, fault-tolerant business-critical solutions, enterprise and network storage solutions, commercial desktop and portable products, and consumer PCs. The company is an industry leader in environmentally friendly programs and business practices.

     Compaq  products  are  sold  and  supported  in  more  than 100 countries
through  a   network  of  authorized  Compaq  marketing  partners.    Customer
support and information about Compaq and its products are available at http://www.compaq.com.
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Compaq,  Registered U.S. Patent and Trademark Office.  Product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

For further editorial information, contact:

Compaq Computer Corporation          Alan Hodel               281-518-8932
                                     alan.hodel@compaq.com
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